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                                                                      Exhibit 99

News Release


Contact: Investor Relations             301 Perimeter Center North
         Monika Brown                   Atlanta, GA 30346
         (770) 668-5926
         Beth Dalton
         (770) 393-6587


                   HBOC Signs Definitive Agreement to Acquire
                               Access Health, Inc.

         ATLANTA, GA, September 28, 1998 -- HBO & Company (Nasdaq:HBOC) today announced it has signed a definitive agreement to acquire Access Health, Inc. (Nasdaq:ACCS), a leading provider of clinically based care management programs and healthcare information services. The acquisition, which is subject to regulatory and Access Health stockholder approval, will be accounted for as a pooling of interests and is anticipated to close during fourth quarter 1998.

         Stockholders of Access Health will receive shares of HBOC common stock in the transaction, and the exchange ratio will be determined by averaging the closing HBOC stock price for a period ending shortly before the transaction closing. If the HBOC average price during the pricing period is greater than $30.00 per share, Access Health stockholders will receive shares of HBOC stock equal to $43.50 per Access Health share. If the price is $30.00 or below, Access Health stockholders will receive 1.45 HBOC shares for each Access Health share.

         Access Health, based in Broomfield, Colorado, had revenue of $120.6 million for its fiscal year ended September 30, 1997. The company has approximately 1,200 employees, including more than 500 registered nurses. It provides a broad range of care management services to more than 2,000 managed care organizations, provider groups, employers, integrated delivery systems and government programs, serving more than 130 million members.

         "Access Health's expertise in large-scale clinical call center management and its highly regarded reputation in triage and other forms of care management services will significantly broaden HBOC's community health, access management and clinical management strategies" stated Charles W. McCall, HBOC president and chief executive officer. "Combined with our Call Center Group, as well as our Payor Solutions Group, it will also solidify HBOC's position in both payor and provider markets."

         "We are excited to become a part of the HBOC team," stated Joseph P. Tallman, Access Health chief executive officer. "HBOC's leadership in healthcare technology offers Access Health a large distribution channel and customer base to leverage in selling its proven products and services. Also, HBOC's vast knowledge and expertise in systems integration will be an important asset as consolidation in the healthcare industry continues."

         HBOC delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, electronic commerce, outsourcing and other services to healthcare organizations throughout the world.



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